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                                                                   EXHIBIT 10.6

                                    AGREEMENT

                                     BETWEEN

                 SOFTNET INDUSTRIES INC., A SOFTWARE DEVELOPMENT
                       COMPANY INCORPORATED UNDER THE LAWS
                      OF THE STATE OF DELAWARE (HEREINAFTER
                         REFERRED TO AS THE "LICENSOR")

                                       AND

                           DCI, INC., A BODY CORPORATE
                       INCORPORATED UNDER THE LAWS OF THE
                      COMMONWEALTH OF DOMINICA (HEREINAFTER
                      REFERRED TO AS THE "MASTER LICENSEE")

WHEREAS Softnet Industries Inc., a publicly traded corporation trading on the NASD OTC Bulletin Board, with a trading symbol SFNT, is a developer of proprietary software and websites specifically designed for the gaming industry;

AND WHEREAS DCI INC., a body corporate, with a head office located in the city of Roseau, The Commonwealth of Dominica is desirous of entering into an agreement whereupon the Licensor will license certain software and website packages to the Master Licensee under the following terms and conditions contained herein;

A) FEE: The Master Licensee shall pay the Licensor the following ongoing licensing fees. All payments due to the Licensor shall be paid by the 15th day of the following month from which said revenue was received by the Master
Licensee:

         1. Forty percent (40%) of the NET GAMING REVENUE which is derived from the revenue or sales related to the software or website packages that were provided to the Master Licensee by the Licensor.

         2. Fifty percent (50%) of the gross revenue which is derived from the up front fee which the Master Licensee charges for all and any sub-licensees.

         3. Ten percent (10%) of the gross revenue which the Master Licensee derives from the wholesale revenue from the sales of the software to any third party.

B) NON-EXCLUSIVITY: It is recognized by both parties that any of the software packages or websites that is delivered to the Master Licensee are of a non-exclusive nature and that the Licensor may choose, at its sole discretion, to license similar or like packages, websites, or software to other parties.

C) SUB LICENSES. The Licensor may permit the Master Licensee to sub-license any of the software, software packages, or themed websites that the Licensor has or will make available to the Master Licensee from time to time it being understood by all


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parties that before any sub-licensing agreement can be ratified, written permission from the Licensor will be a requirement.

D) OBLIGATIONS OF LICENSOR: The Licensor shall be obligated to the following:

         1. To provide all software and website developments to the Master Licensor on a timely basis, specifically a minimum of 6 new themed software packages and websites per annum.

         2. To provide all updated games or technology to the Master Licensee software packages.

         3. To update any of the websites under the control of Master Licensee upon request from the Master Licensee.

         4.       To provide technical support as required by the Master
                  Licensee.

         5. To develop all websites based upon themes requested from the Master Licensee.

         6. To continue to develop software, game applications, and electronic e-cash technology.

         7. To provide back-end accounting software as required by Master Licensee.

D) OBLIGATIONS OF THE MASTER LICENSEE: The Master Licensee shall be obligated to the following:

         1. To pay all fees to the Licensor as listed in paragraph A above.

         2. To provide 24 hour telephone customer support, 365 days a year.

         3. To provide Licensor or Licensor's representatives access to Master Licensee's files or accounting records at all times, said records to be available at the Master Licensee's place of business.

         4. To place and spend at least the minimum amount of advertising as detailed in paragraph F below.

         5. To not alter in any way any part of the software or websites without prior written permission of the Licensor.

         6. To obtain and maintain a business license in the jurisdiction in which it is located.

         7. To purchase and maintain all necessary hardware and bandwidth required to efficiently operate its business.


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         8.       To pay all of its bills, taxes, and obligations in a timely fashion.

F) ADVERTISING: The Master Licensee agrees to spend a minimum of $10,000. USD every calendar month on advertising for each software package or casino which has been licensed to the Master Licensee or any of the Master Licensee's sub-licensees under its control. For definition of this paragraph, advertising shall mean those hard costs paid for, but not limited to, internet banner ads, magazine ads, newspaper ads, T.V. ads, radio ads and other allowable advertising expenses as approved by the Licensor.

G) ADVERTISING REBATE: The Licensor shall provide a monthly advertising rebate to the Master Licensee. Said amount of rebate shall be based upon the lesser of the following:

         1.       10% of monthly net gaming revenue.
         2.       The amount actually expended during the month for advertising.

In order to qualify for the advertising rebate, the Master Licensee must provide the Licensor with copies of all advertising invoices showing the supplier or provider, the amount, a description of the advertising, and evidence that the invoice has been paid in full. All advertising rebates must be applied for within 30 days of the end of the month in which they were incurred.

H) TERM: This licensing agreement shall be in effect and continue for a period of ten (10) years from the date in which it is executed. The Master Licensee shall have a right to extend this agreement for a further five (5) year period provided it is not in breach of this Agreement and it gives the Licensor written notice of its intent to extend this agreement no later than 180 days prior to the expiry of this Agreement.

I) RELATIONSHIP: Both parties hereto are independent of each other and therefore will not portray themselves to have any other relationship between them other than that hereby described in this Agreement. The Master Licensee may conduct its business in any fashion it so desires provided always that it is legally conducting business in the jurisdiction in which it is licensed.

J) NET GAMING REVENUE: For the purposes of this agreement, Net Gaming Revenue shall be defined as Gross Revenue LESS the following:

         1.       Customer Payouts.
         2.       E-Cash charges, fees, holdbacks and chargebacks.
         3.       Jurisdiction Taxes or levies.

K) OWNERSHIP: It is understood by both parties that the Licensor is the owner of all software and that the Master Licensee is only licensing the software while this agreement is in effect. All domain names owned by the respective parties shall remain the property of the originating party, even upon termination of this Agreement. Any trade marks or copyrights of the Licensor are the property of the Licensor and the Master Licensee hereby agrees to now and forever relinquish all rights to same.


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L) RIGHTS OF MASTER LICENSEE: The Master Licensee shall have the right to continue to receive new software packages under the terms described in paragraph A of this agreement provided that the Master Licensee is not in breach of paragraph A or paragraph F. If the Master Licensee is in breach of either of paragraph A or F within 30 days of the date in which such breach occurred.

M) TERMINATION: Except where expressly provided in paragraph L above, either party may terminate this Agreement if there is a breach by the other party, provided that the offending party is given 30 days written notice of the breach and that during the 30 day period the offending party is allowed to cure any such breach. Either party may terminate this Agreement at any time if the other party declares bankruptcy or is declared insolvent by a trustee.

N) DISPUTE: In the event of a dispute arising from the interpretation of this Agreement, said dispute shall be submitted to a binding arbitration process in place for the province of British Columbia whereupon both parties hereby agree to abide by the decision of the arbitrator.

O) TIME: Time is of the essence hereof.

P) ENTIRE AGREEMENT: This Agreement contains the entire agreement between both parties and there are no other agreements, warranties, conditions or guaranties, either verbal or written except those expressed herein.

Q) SITUS: The laws pertaining to this Agreement shall be the laws of the province of British Columbia, Canada and if any part of this Agreement should be found to be unenforceable for any reason, then the balance of this Agreement shall be unaffected and shall continue to be binding on the parties hereto.

R) ASSIGNMENT: This Agreement cannot be assigned by the Master Licensee without prior written approval from the Licensor and shall be binding upon all or any executors, receivers, or trustees of both parties hereto.

Dated this 8th day of APRIL, in the city of Vancouver, the province of British Columbia.

SOFTNET INDUSTRIES INC.

/S/ D. J. SLAMKO
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DCI INC.

/S/ IRVIN MAXIMEA
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